Exhibit 5.1

May 22, 2024	Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

Great Ajax Corp.

13190 SW 69th Parkway, Suite 110

Tigard, Oregon 97223

Re: Great Ajax Corp. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Great Ajax Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offer and resale, from time to time, by the selling stockholders identified in the Registration Statement, or their respective transferees, assignees or successors-in-interest (the “selling stockholders”), of up to an aggregate of 12,046,218 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“common stock”). The Shares being registered under the Registration Statement may be offered by the selling stockholders from time to time as permitted under the provisions of Rule 415 under the Securities Act.

The Shares were issued to the selling stockholders in a series of exchange transactions pursuant to exchange agreements between the Company and holders of the Company’s outstanding preferred stock and warrants (the “Exchange Investors”), pursuant to which the Exchange Investors agreed to exchange their outstanding preferred stock and warrants for common stock.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company, its operating partnership and its manager and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined the Registration Statement, the Termination and Release Agreement and the exchange agreements.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to copies. As to all parties other than the Company, its operating partnership and its manager, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP

Great Ajax Corp.

May 22, 2024

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. Our opinion herein is expressed solely with respect to the Maryland General Corporation Law. Our opinion is based on these laws as in effect on the date hereof and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

AP